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                                                                   EXHIBIT 10(v)

September 26, 1996



New Researches Corporation
10 rue Pierre-Fatio
Geneva, CH-1201 Switzerland                          ("NRC")

         - and -

RIF Capital Inc.
c/o Corporate Services
Price Waterhouse Centre
PO Box 634C
St. Michael, Barbados                                ("RIF")

         - and -

St. Michael Trust Corp., as Trustee for
Central Investment Trust
PO Box 634C Price Waterhouse Centre
St. Michael, Barbados                                (the "Trust")_


Dear Sirs:

                             LETTER OF UNDERSTANDING

         This Letter of Understanding outlines the terms of the Agreement between the parties: RIF Capital Inc. And Central Investment Trust, collectively (the "Vendors"), New Researches Corporation and InterUnion financial Corporation ("InterUnion").

1. Central Investment Trust (the "Trust") is the owner of all the issued and outstanding common shares of RIF Capital Inc. ("RIF") and RIF is the owner of all the issued and outstanding shares of New Researches Corporation ("NRC"), a company incorporated under the laws of Panama.

2. NRC owns 3,216,667 common shares and 200,000 common share purchase warrants of Genesis and 50,000 common shares of Unirom.

3. Genesis is a public company incorporated in the Province of Ontario and Unirom is a private company incorporated in the Province of Ontario.

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4.    InterUnion has expressed to the Vendors an interest in purchasing all the issued and outstanding shares of New Researches Corporation and the Vendors have granted to InterUnion an irrevocable option (the"Option") to purchase NRC.

5. The terms of this Letter of Understanding are subject to each party being satisfied with its due diligence investigation of the other parties to the agreement.

6. All documentation required to complete the transaction and any other actions contemplated by the Agreement as outlined in this Letter of Understanding shall be prepared and undertaken in accordance with the laws of the State of Delaware.


TERMS OF THE OPTION

       a. InterUnion shall pay to the Vendors, or at their direction, a non-refundable Option fee of US$80,000 on or before December 15, 1996.

       b.     The Option shall expire on December 15, 1997 ("Closing Date").

       c. InterUnion shall provide written notice of its intention to exercise the Option to the Vendors and NRC.

       d. The purchase price paid by InterUnion to the Vendors, upon exercise of the option shall be:

              i) US$2,000,000 payable on or before the Closing Date (4:00 p.m. Palm Beach time); and

              ii) upon the sale of any of the common shares of Genesis, including any shares issued pursuant to the exercise of the common share purchase warrants of Genesis, after the Closing Date, InterUnion shall pay to the Vendors eighty percent (80%) of the proceeds realized from such sales, in excess of C$1.00 per share. This condition shall not expire except by mutual agreement of all parties to this Agreement.

       e. In the event that NRC receives a bona fide offer from a third party to purchase its common shares during the term of the Option and, if NRC should desire to accept said offer, NRC shall immediately forward a copy of the offer to InterUnion. InterUnion shall have a period of ten calendar days from the receipt of the offer to counter the offer or exercise the Option by giving notice, at its sole discretion, in accordance with term c. If InterUnion fails to match the offer or exercise the Option, NRC shall have the absolute right to accept the offer from the third party and to declare the Option to be null and void.

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         If this Letter of Understanding reflects your understanding of the terms of the Agreement, please so indicate by signing and returning one copy of this Letter of Understanding to the undersigned.

INTERUNION FINANCIAL CORPORATION


/s/ Georges Benarroch
---------------------------
Georges Benarroch
President and CEO

Agreed and accepted                                          Agreed and accepted
this 26th day of September, 1996                this 26th day of September, 1996


By: /s/ P. Patterson                         By: /s/ Michael Woodli
    ------------------------                     -------------------------------
    RIF Capital, Inc.                            New Researches Corporation


                               Agreed and accepted
                        this 26th day of September, 1996


                               By: /s/ James Knott
                                  ----------------
                     St. Michael Trust Corp. As Trustee for
                            Central Investment Trust


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